                                                                     EXHIBIT 2.5





                                CREDIT AGREEMENT



                                      Among


                                   TEAM, INC.
                                  as Borrower,


                           THE FINANCIAL INSTITUTIONS
                         NAMED IN THIS CREDIT AGREEMENT
                                    as Banks,

                                       and

                               NATIONSBANK, N.A.,
                             as Agent for the Banks



                                   $24,000,000



                                 August 28, 1998

                               TABLE OF CONTENTS


ARTICLE 1.        DEFINITIONS AND ACCOUNTING TERMS.......................................................1
         1.1      Certain Defined Terms..................................................................1
         1.2      Computation of Time Periods...........................................................16
         1.3      Accounting Terms; Preparation of Financials...........................................16
         1.4      Types.................................................................................17
         1.5      Interpretation........................................................................17

ARTICLE 2.        CREDIT FACILITIES.....................................................................18
         2.1      Loan A Facility.......................................................................18
         2.2      Letter of Credit Facility.............................................................19
         2.3      Loan B Facility.......................................................................22
         2.4      Loan C Facility.......................................................................23
         2.5      Loan D Facility.......................................................................25
         2.6      Fees..................................................................................26
         2.7      Interest..............................................................................27
         2.8      Breakage Costs........................................................................29
         2.9      Increased Costs.......................................................................29
         2.10     Illegality............................................................................30
         2.11     Market Failure........................................................................30
         2.12     Advancing and Payments Generally......................................................30
         2.13     Taxes.................................................................................33


ARTICLE 3.        CONDITIONS PRECEDENT..................................................................35
         3.1      Conditions Precedent to the Initial Loan A Borrowing..................................35
         3.2      Conditions Precedent to the Loan B Borrowing..........................................35
         3.3      Conditions Precedent to Each Loan C Borrowing.........................................36
         3.4      Conditions Precedent to the Loan D Borrowing..........................................37
         3.5      Conditions Precedent to Each Borrowing................................................37

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES........................................................38
         4.1      Organization..........................................................................38
         4.2      Authorization.........................................................................38
         4.3      Enforceability........................................................................38
         4.4      Absence of Conflicts and Approvals....................................................38


         4.5      Investment Companies..................................................................38
         4.6      Public Utilities......................................................................38
         4.7      Financial Condition...................................................................39
         4.8      Condition of Assets...................................................................39
         4.9      Litigation............................................................................39
         4.10     Subsidiaries..........................................................................39
         4.11     Laws and Regulations..................................................................40
         4.12     Environmental Compliance..............................................................40
         4.13     ERISA.................................................................................40
         4.14     Taxes.................................................................................40
         4.15     True and Complete Disclosure..........................................................40
         4.16     Year 2000.............................................................................41

ARTICLE 5.        COVENANTS.............................................................................41
         5.1      Organization..........................................................................41
         5.2      Reporting.............................................................................41
         5.3      Inspection............................................................................43
         5.4      Use of Proceeds.......................................................................44
         5.5      Financial Covenants...................................................................44
         5.6      Debt..................................................................................45
         5.7      Liens.................................................................................46
         5.8      Other Obligations.....................................................................46
         5.9      Corporate Transactions................................................................47
         5.10     Distributions.........................................................................47
         5.11     Transactions with Affiliates..........................................................48
         5.12     Insurance.............................................................................48
         5.13     Investments...........................................................................49
         5.14     Lines of Business.  ..................................................................50
         5.15     Compliance with Laws..................................................................50
         5.16     Environmental Compliance..............................................................50
         5.17     ERISA Compliance......................................................................51
         5.18     Payment of Certain Claims.............................................................51
         5.19     Subsidiaries..........................................................................51

ARTICLE 6.        DEFAULT AND REMEDIES..................................................................52
         6.1      Events of Default.....................................................................52
         6.2      Termination of Commitments............................................................53
         6.3      Acceleration of Credit Obligations....................................................53


         6.4      Cash Collateralization of Letters of Credit...........................................54
         6.5      Default Interest......................................................................54
         6.6      Right of Setoff.......................................................................54
         6.7      Actions Under Credit Documents........................................................54
         6.8      Remedies Cumulative...................................................................54
         6.9      Application of Payments...............................................................55

ARTICLE 7.        THE AGENT.............................................................................56
         7.1      Authorization and Action..............................................................56
         7.2      Reliance, Etc.........................................................................56
         7.3      Affiliates............................................................................57
         7.4      Bank Credit Decision..................................................................57
         7.5      Expenses..............................................................................57
         7.6      Indemnification.......................................................................57
         7.7      Successor Agent.......................................................................58

ARTICLE 8.        MISCELLANEOUS.........................................................................58
         8.1      Expenses..............................................................................58
         8.2      Indemnification.......................................................................59
         8.3      Modifications, Waivers, and Consents..................................................59
         8.4      Survival of Agreements................................................................60
         8.5      Assignment and Participation..........................................................60
         8.6      Notice................................................................................62
         8.7      Choice of Law.........................................................................62
         8.8      Arbitration...........................................................................63
         8.9      Counterparts..........................................................................64
         8.10     No Further Agreements.................................................................64

EXHIBITS

         Exhibit A-1       -        Form of Compliance Certificate
         Exhibit A-2       -        Form of Loan A Borrowing Base Certificate
         Exhibit B-1       -        Form of Loan A Borrowing Request
         Exhibit B-2       -        Form of Loan B Borrowing Request
         Exhibit B-3       -        Form of Loan C Borrowing Request
         Exhibit B-4       -        Form of Loan D Borrowing Request
         Exhibit C         -        Form of Interest Rate Election Request
         Exhibit D-1       -        Form of Loan A Note
         Exhibit D-2       -        Form of Loan B Note
         Exhibit D-3       -        Form of Loan C Note
         Exhibit D-4       -        Form of Loan D Note
         Exhibit E         -        Form of Assignment and Acceptance
         Exhibit F         -        Form of Joinder Agreement
         Exhibit G         -        Form of Acquisition Certificate

SCHEDULES

         Schedule I        -        Administrative Information:
                                            Borrower
                                            Agent
                                            Banks

         Schedule II       -        Disclosures:
                                    Section 4.10 Existing Subsidiaries
                                    Section 5.6 Existing Capital Leases

                                CREDIT AGREEMENT


         This Credit Agreement dated as of August 28, 1998, is among Team, Inc., a Texas corporation, as Borrower, the financial institutions named herein, as Banks, and NationsBank, N.A., as Agent for the Banks.

         The parties hereto agree as follows:

ARTICLE 1.   DEFINITIONS AND ACCOUNTING TERMS.

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition" means the direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or any related group of assets, liabilities, or securities of any Person or group of Persons.

         "Acquisition Certificate" means an acquisition certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit G.

         "Advance" means a Loan A Advance, a Loan B Advance, a Loan C Advance, or a Loan D Advance.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

         "Agent" means NationsBank in its capacity as an agent pursuant to
Article 7 and any successor agent pursuant to Section 7.7.

         "Agreement" means this Credit Agreement.

         "Alsana Acquisition Agreement" means the Alsana Stock Purchase Agreement dated as of August 21, 1998 among Climax, R. Leroy Benham, Alsana Holdings, LLC, and the Borrower (including exhibits and schedules).

         "Applicable Margin" means, with respect to interest rates as of any date of its determination, an amount equal to the percentage amount set forth in the table below opposite the applicable ratio of (a) the consolidated Debt of the Borrower as of the end of the fiscal quarter then most recently ended to (b) the consolidated EBITDA of the Borrower for the four fiscal quarters then most recently ended:


----------                      -----------------------------------------        -----------------------------------------
FUNDED                                           LOAN A                                            LOAN C
DEBT TO                                           AND                                               AND
EBITDA                                           LOAN B                                            LOAN D
----------                      -----------------------------------------        -----------------------------------------

                                Applicable Margin      Applicable Margin         Applicable Margin      Applicable Margin
                                LIBOR Tranches         Prime Rate Tranche        LIBOR Tranches         Prime Rate Tranche
                                -----------------      ------------------        -----------------      ------------------
less than 1.50                          1.50%             0.00%                      1.75%                     0.00%
greater than or equal to 1.50 but
less than or equal to 2.00              1.75%             0.00%                      2.00%                     0.00%
greater than 2.00 but
less than or equal to 2.50              2.00%             0.00%                      2.25%                     0.25%
greater than 2.50                       2.25%             0.25%                      2.50%                     0.50%

Until delivery of the first Compliance Certificate, the foregoing ratio shall be deemed to be 1.75. Thereafter, the ratio and resulting Applicable Margin shall be based upon Schedule C of the most recent Compliance Certificate delivered to the Agent pursuant to Section 5.2(b) (and therefore including the EBITDA of companies acquired by the Borrower for the applicable period to the extent permitted in Schedule C in accordance with Section 1.3(c)).

Any adjustments to the Applicable Margin shall become effective on the 45th day following the last day of each fiscal quarter of the Borrower; provided, however, that if any such Compliance Certificate is not delivered when required hereunder, the Applicable Margin with respect to each Loan shall be deemed to be the maximum percentage amount in the column for such Loan in the table from such 45th day until such Compliance Certificate is received by the Agent.

Upon any change in the Applicable Margin, the Agent shall promptly notify the Borrower and the Banks of the new Applicable Margin.

         "Applicable Lending Office" means, with respect to each Bank and for any particular type of transaction, the office of such Bank set forth in
Schedule I to this Agreement (or in the applicable Assignment and Acceptance by which such Bank joined this Agreement) as its applicable lending office for such type of transaction or such other office of such Bank as such Bank may from time to time specify in writing to the Borrower and the Agent for such particular type of transaction.

         "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit E executed by an assignor Bank, an assignee Bank, and the Agent, in accordance with Section 8.5.

         "Banks" means the lenders listed as Banks on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 8.5(b).

         "Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 0.50%.

         "Borrower" means Team, Inc., a Texas corporation.

         "Borrowing" means any Loan A Borrowing, the Loan B Borrowing, any Loan C Borrowing, or the Loan D Borrowing.

         "Borrowing Request" means any Loan A Borrowing Request, the Loan B Borrowing Request, any Loan C Borrowing Request, or the Loan D Borrowing Request.

         "Business Day" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

         "Capital Expenditures" means, with respect to any Person and any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with generally accepted accounting principles.

         "Capital Leases" means, with respect to any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Cash Capital Expenditure Cost" means, with respect to any Person and for any period of its determination, the consolidated Capital Expenditures of such Person during such period other than those which were funded from the proceeds of Debt of such Person incurred for such purpose.

         "Cash Tax Cost" means, with respect to any Person and for any period of its determination, the consolidated cash paid by such Person during such period with respect to income taxes.

         "Change of Control" means, with respect to the Borrower, (a) the direct or indirect acquisition after the date hereof by any Person or related Persons constituting a group of (i) beneficial ownership of issued and outstanding shares of Voting Securities of the Borrower, the result of which acquisition is that such Person or such group possesses 30% or more of the combined voting power of all then-issued and outstanding Voting Securities of the Borrower or
(ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower, or
(b) the individuals who, at the beginning of any period of 12 consecutive months, constitute the Borrower's board of directors (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's stockholders entitled to vote thereon was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Borrower's board of directors then in office.

         "Climax" means Climax Portable Machine Tools, Inc., an Oregon corporation.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Commitment" means, for any Bank, the Loan A Commitment, the Loan B Commitment, the Loan C Commitment, or the Loan D Commitment of such Bank.

         "Commonly Controlled Entity" means, with respect to any Person, any other Person which is under common control with such Person within the meaning of Section 414 of the Code.

         "Compliance Certificate" means a compliance certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit A-1, including the following attached Schedules:

         Schedule A: The applicable financial reports provided under Section 5.2(a) or 5.2(b) ending on the date of the computation of the financial covenants.

         Schedule B: A schedule of any adjustments to the financial reports in Schedule A to the Compliance Certificate, calculated and listed on a company-by-company basis, that are requested by the Borrower to reflect the financial results of Acquisitions made prior to the end of the applicable period, together with the supporting financial reports of the Acquisitions from which the Borrower prepared such adjustments, prepared in accordance with Section 1.3(c) and otherwise in a form acceptable to the Agent.

         Schedule C: The computation of the financial covenants under this Agreement based upon the financial reports in Schedule B to the Compliance Certificate in a form acceptable to the Agent.

         "Credit Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Interest Hedge Agreements, the Guaranty, and the Security Documents, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

         "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Agent and the Banks under the Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

         "Credit Parties" means the Borrower and the Guarantors.

         "Debt" means, with respect to any Person, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business and obligations under the Deferred Compensation Agreements), (d) obligations of such Person as lessee under Capital Leases, (e) obligations of such Person under or relating to guaranties, purchase agreements, or other creditor assurances, in each case, assuring a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this definition, (f) nonrecourse indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person, and (g) obligations of such Person evidenced by preferred stock or other equity interests in such Person which provide for mandatory redemption, mandatory payment of dividends, or similar rights to the payment of money before the maturity of any Loan. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (e) of the definition of Debt shall be valued at the maximum amount of the contingent liability thereunder, the amount of any Debt described in clause (f) that is not covered by clause (e) shall be valued at the lesser of the amount of the Debt secured or the book value of the property securing such Debt, and the amount of any Debt described in clause (g) shall be valued at the stated redemption value of such Debt as of the date of determination.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any applicable margin, plus (ii) 3.00% per annum or (b) in all other cases, the Base Rate in effect from time to time plus the Applicable Margin for the Prime Rate Tranche in effect from time to time plus 3.00% per annum.

         "Deferred Compensation Agreements" means the Consulting and Salary Continuation Agreement dated December 24, 1990 between the Borrower and William
T. Bramblett, the Consulting and Salary Continuation Agreement dated December 24, 1990 between the Borrower and George W. Harrison, the Consulting and Salary Continuation Agreement dated December 24, 1990 between the Borrower and H. Wesley Hall, the Confidential Settlement Agreement between the Borrower and H. Wesley Hall, and the Employment and Consulting Agreement dated as of June 1, 1997 between the Borrower and William A. Ryan, as amended by the First Amendment dated August 12, 1998.

         "Derivatives" means any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

         "Dollars or $" means lawful money of the United States of America.

         "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated net income of such Person for such period, plus the consolidated interest expense and income taxes of such Person for such period, plus the consolidated depreciation and amortization of such Person for such period, minus all extraordinary gains added to the consolidated net income of such Person for such period.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Eligible Assignee" means, with respect to any assignment hereunder at the time of such assignment, any commercial bank organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof which has primary capital (or its equivalent) of not less than $250,000,000, is approved by the Agent, and, so long as no Event of Default exists, is approved by the Borrower, in either case, such approval not to be unreasonably withheld.

         "Eligible Inventory" means, for any Person and any time, the Person's inventory (as such term is defined in the Texas Business and Commerce Code), which meets all of the following conditions: (a) the Agent has a first priority perfected security interest in the inventory securing the Credit Obligations subject only to Permitted Liens; (b) such inventory was purchased in an arm's length transaction meeting the requirements of Section 5.11 or was produced by the Person; and (c) such inventory is not held on consignment. All determinations of inventory that is Eligible Inventory shall be made by the Agent.

         "Eligible Receivables" means, for any Person and time, the accounts (as such term is defined in the Texas Business and Commerce Code) owed to the Person which meet each of the following requirements: (a) such accounts arose from an enforceable order or contract, written or oral, for the absolute sale or lease of inventory of or sale of services by the Person which sales or leases have been fully and satisfactorily performed, each in the ordinary course of business of the Person; (b) the amounts shown on the books of the Person, at such time in respect of such accounts are the actual amounts owed by the applicable account debtor in respect of such account; (c) the Agent has a first priority perfected security interest in the accounts securing the Credit Obligations (unless such accounts are accounts from a Person located outside of the United States or accounts earned from a location outside of the United States ("foreign accounts")); (d) such accounts are not evidenced by any promissory note, trade acceptance, chattel paper, draft, or other instrument; (e) such accounts comply with all material applicable legal requirements; (f) such accounts shall have arisen pursuant to a bona fide transaction at arm's length with a purchaser who is not an Affiliate of the Person; (g) such accounts are not subject to offset;
(h) such accounts do not include, in the aggregate, more than $1,500,000 in foreign accounts; and (i) such accounts are not older than 90 days after the date of the invoice that generated such account. All determinations of accounts that are Eligible Receivables shall be made by the Agent.

         "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

         "Event of Default" has the meaning specified in Section 6.1.

         "Federal Funds Rate" means, for any period, a fluctuating per annum interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the audited consolidated financial statements of the Borrower dated as of May 31, 1998, including the audited consolidated balance sheets of the Borrower as of such date and the consolidated statements of income and cash flows for the fiscal year ending on such date and the consolidating schedules used to prepare such audited consolidated financial statements.

         "Guaranty" means the Guaranty dated as of August 28, 1998, made by the Subsidiaries of the Borrower in favor of the Agent guaranteeing the Credit Obligations.

         "Guarantors" means the Subsidiaries of the Borrower that have executed the Guaranty.

         "Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any other Environmental Law.

         "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. "The Highest Lawful Rate" under this Note shall be the indicated rate ceiling under Section 303.305(b) of the Texas Finance Code, unless any other lawful rate ceiling exceeds the rate ceiling so determined, and then the higher rate ceiling shall apply.

         "Interest Hedge Agreements" means any swap, hedge, cap, collar, or similar arrangement between the Borrower and any Bank (or any Affiliate of any Bank) providing for the exchange of risks related to price changes in the interest rate on the Advances under this Agreement.

         "Interest Period" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select in the applicable Borrowing Request or Interest Rate Election Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

         (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

         (c) the Borrower may not select an Interest Period for any LIBOR Tranche which ends after any date when outstanding principal amounts of any Loan must be repaid unless, after giving effect to such selection, the aggregate outstanding principal amount of Base Rate Tranches under such Loan and LIBOR Tranches under such Loan having Interest Periods which end on or before such repayment date shall be equal to or greater than the principal amount due and payable on such date (and therefore in no event shall any Interest Period for any LIBOR Tranche extend beyond the applicable maturity date).

         "Interest Rate Election Request" means an Interest Rate Election Request in substantially the form of Exhibit C executed by a Responsible Officer of the Borrower and delivered to the Agent.

         "Issuing Bank" means NationsBank.

         "Letter of Credit" means any commercial or standby letter of credit issued by the Issuing Bank for the account of the Borrower pursuant to the terms of this Agreement.

         "Letter of Credit Application" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

         "Letter of Credit Application Amendment" means the Issuing Bank's standard form application to amend a letter of credit for either a commercial or standby letter of credit, as the case may be, which has been executed by a Borrower and accepted by the Issuing Bank in connection with the increase or extension of a Letter of Credit.

         "Letter of Credit Collateral Account" means a special cash collateral account pledged to the Agent containing cash deposited pursuant to Sections 6.4 to be maintained with the Agent in accordance with Section 2.2(f).

         "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

         "Letter of Credit Exposure" means, as of any date of its determination, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate of the reimbursement obligations of the Borrower under the Letter of Credit Applications and this Agreement.

         "Letter of Credit Sublimit" means $3,000,000.

         "LIBOR" means, for any LIBOR Tranche for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on display page 3750 (or any successor page) of the Dow Jones Markets Service (formerly known as Telerate) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Tranche for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIBOR Tranche" shall mean any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.7.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

         "Loan" means Loan A, Loan B, Loan C, or Loan D.

         "Loan A" means the aggregate outstanding principal amount of Loan A Advances.

         "Loan A Advance" means an advance of principal made by a Bank under any Loan A Borrowing.

         "Loan A Borrowing" means any aggregate amount of principal advanced on the same day and pursuant to the same Loan A Borrowing Request under the Loan A facility created in Section 2.1.

         "Loan A Borrowing Base" means, at any date of its determination, the sum of (a) 85% of the book value of the Eligible Receivables of the Borrower and its Subsidiaries plus (b) the lesser of (i) 50% of the lesser of the book value or fair market value of the Eligible Inventory of the Borrower and its Subsidiaries or (ii) $5,000,000. The value of the above items shall be determined by the Agent.

         "Loan A Borrowing Base Certificate" means a borrowing base certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit A-2.

         "Loan A Borrowing Request" means a Loan A Borrowing Request in substantially the form of Exhibit B-1 executed by a Responsible Officer of the Borrower and delivered to the Agent.

         "Loan A Commitment" means, for any Bank, the amount set forth below such Bank's name on the signature pages of this Agreement as its Loan A Commitment, or if such Bank has entered into any Assignment and Acceptance since the date of this Agreement, as set forth for such Bank as its Loan A Commitment in the Register maintained by the Agent pursuant to Section 8.5(c).

         "Loan A Commitment Termination Date" means September 30, 2001.

         "Loan A Maturity Date" means September 30, 2001.

         "Loan A Note" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of Exhibit D-1, evidencing the indebtedness of the Borrower to such Bank resulting from Loan A Advances made by such Bank to the Borrower.

         "Loan B" means the Loan made to the Borrower under the lending commitment created under Section 2.3(a).

         "Loan B Advance" means an advance of principal made by a Bank under any Loan B Borrowing.

         "Loan B Borrowing" means the aggregate amount of principal advanced pursuant to the Loan B Borrowing Request under the Loan B facility created under
Section 2.3.

         "Loan B Borrowing Request" means the Loan B Borrowing Request in substantially the form of Exhibit B-2 executed by a Responsible Officer of the Borrower and delivered to the Agent.

         "Loan B Commitment" means for any Bank, the amount set opposite such Bank's name on the signature pages hereof as its Loan B Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Loan B Commitment in the Register maintained by the Agent pursuant to
Section 8.5(c).

         "Loan B Commitment Termination Date" means September 30, 1998.

         "Loan B Maturity Date" means September 30, 2003.

         "Loan B Note" means a promissory note of the Borrower payable to the order of any Bank in substantially the form of the attached Exhibit D-2, evidencing indebtedness of the Borrower to such Bank resulting from the Loan B Advance of such Bank.

         "Loan C" means the Loan made to the Borrower under the lending commitment created under Section 2.4(a).

         "Loan C Advance" means an advance of principal made by a Bank under any Loan C Borrowing.

         "Loan C Borrowing" means any aggregate amount of principal advanced on the same day pursuant to the same Loan C Borrowing Request under the Loan C facility created under Section 2.4.

         "Loan C Borrowing Request" means a Loan C Borrowing Request in substantially the form of Exhibit B-3 executed by a Responsible Officer of the Borrower and delivered to the Agent.

         "Loan C Commitment" means for any Bank, the amount set opposite such Bank's name on the signature pages hereof as its Loan C Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Loan C Commitment in the Register maintained by the Agent pursuant to
Section 8.5(c). Notwithstanding the definition of this term, funding under the Loan C Commitment is at the discretion of the Banks in accordance with Section 2.4(a).

         "Loan C Commitment Termination Date" means September 30, 1999.

         "Loan C Maturity Date" means September 30, 2003.

         "Loan C Note" means a promissory note of the Borrower payable to the order of any Bank in substantially the form of the attached Exhibit D-3, evidencing indebtedness of the Borrower to such Bank resulting from any Loan C Advance.

         "Loan D" means the Loan made to the Borrower under the lending commitment created under Section 2.5(a).

         "Loan D Advance" means an advance of principal made by a Bank under any Loan D Borrowing.

         "Loan D Borrowing Base" means the lesser of (a) 80% of the appraised fair market value of the Borrower's corporate headquarters in Alvin, Texas, or
(b) $2,000,000. The value of the above items shall be determined by the Agent.

         "Loan D Borrowing" means the aggregate amount of principal advanced pursuant to the Loan D Borrowing Request under the Loan D facility created under
Section 2.5.

         "Loan D Borrowing Request" means the Loan D Borrowing Request in substantially the form of Exhibit B-4 executed by a Responsible Officer of the Borrower and delivered to the Agent.

         "Loan D Commitment" means for any Bank, the amount set opposite such Bank's name on the signature pages hereof as its Loan D Commitment, or if such Bank has entered into any

Assignment and Acceptance, as set forth for such Bank as its Loan D Commitment in the Register maintained by the Agent pursuant to Section 8.5(c).

         "Loan D Commitment Termination Date" means September 30, 1998.f

         "Loan D Maturity Date" means September 30, 2008.

         "Loan D Note" means a promissory note of the Borrower payable to the order of any Bank in substantially the form of the attached Exhibit D-4, evidencing indebtedness of the Borrower to such Bank resulting from any Loan D Advance.

         "Majority Banks" means (a) at any time a Loan A Commitment is outstanding, Banks holding more than 66 2/3% of the aggregate Loan A Commitments and the aggregate unpaid principal amount of Loan B, Loan C, and Loan D and (b) at any other time Banks holding more than 66 2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time.

         "Maximum Number of Tranches" means with respect to each Loan, the amount set forth below for such Loan:

         Loan              Maximum Number of Tranches

         Loan A            3
         Loan B            2
         Loan C            2
         Loan D            1

         "Material Adverse Change" means any material adverse change in the business, operations, financial condition, or prospects of the Borrower and its Subsidiaries on a consolidated basis.

         "Minimum Borrowing Amount" means with respect to each Loan, the amount set forth below for such Loan:

         Loan              Minimum Borrowing Amount

         Loan A            $1,000,000 (except for a Loan A Borrowing made
                           under Section 2.2(c), which shall have no minimum
                           amount)
         Loan B            $100,000
         Loan C            $100,000
         Loan D            $100,000

         "Minimum Tranche Amount" means $100,000.

         "Mortgages" means (a) the Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Rents dated as of the Loan D closing date made by the Borrower in favor of the Agent securing the Credit Obligations (the "Texas Mortgage"); (b) the Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Rents dated as of August 28, 1998 by Climax in favor of the Agent securing the Credit Obligations; and (c) any other deed of trust, mortgage, or similar instrument granting the Agent a security interest in real property to secure the Credit Obligations.

         "NationsBank" means NationsBank, N.A., in its individual capacity.

         "Notes" means the Loan A Notes, the Loan B Notes, the Loan C Notes, and the Loan D Notes.

         "PBGC" means Pension Benefit Guaranty Corporation or its successor.

         "Permitted Debt" has the meaning specified in Section 5.6

         "Permitted Investments" has the meaning specified in Section 5.13.

         "Permitted Liens" has the meaning specified in Section 5.7.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

         "Plan" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee account benefit plan under Section 3(2) of ERISA.

         "Pledge Agreement" means the Pledge Agreement dated as of August 28, 1998, made by the Borrower and its Subsidiaries in favor of the Agent pledging the interests in the Subsidiaries of the Borrower to secure the Credit Obligations.

         "Prime Rate" means, for any day, the fluctuating per annum interest rate in effect on such day equal to the rate of interest publicly announced by NationsBank as its prime rate, whether or not the Borrower has notice thereof.

         "Prime Rate Borrowing" means that portion of any Borrowing which bears interest based upon the Base Rate as determined in accordance with Section 2.7.

         "Prime Rate Tranche" shall mean that portion of any Loan which bears interest based upon the Base Rate, as determined in accordance with Section 2.7.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

         "ratable share" or "pro rata share" means, with respect to any Bank and as of any date of its determination, either (a) the ratio of such Bank's aggregate outstanding Advances and share of the Letter of Credit Exposure at such time to the aggregate outstanding Advances of all Banks and the Letter of Credit Exposure at such time or (b) if all of the Commitments have been terminated, the ratio of such Bank's Commitments at such time to the aggregate Commitments at such time.

         "Related Parties" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Controller, Secretary, or any other officer of such Person designated by any of the foregoing in writing from time to time.

         "Restricted Entities" means the Borrower and its Subsidiaries.

         "Security Agreement" means the Security Agreement dated as of August 28, 1998, made by the Borrower and its Subsidiaries in favor of the Agent granting the Agent a security interest in certain personal property of such Persons to secure the Credit Obligations.

         "Security Documents" means the Pledge Agreement, the Security Agreement, the Mortgages, and any other document creating, perfecting, publishing notice of, or consenting to Liens in favor of the Agent securing the Credit Obligations.

         "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such person.

         "Tranche" means any tranche of principal outstanding under a Loan accruing interest on the same basis whether created in connection with new advances of principal under such Loan or by the continuation or conversion of existing tranches of principal under such Loan and shall include any Prime Rate Tranche and any LIBOR Tranche.

         "Type" has the meaning set forth in Section 1.4.

         "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

         1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

         1.3      Accounting Terms; Preparation of Financials.

                  (a) All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, except as expressly set forth in this Agreement.

                  (b) The Restricted Entities shall prepare their financial statements in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, unless otherwise approved in writing by the Agent. In accordance with the foregoing, (i) any Acquisition which is permitted to be treated as a pooling transaction shall be treated as a pooling transaction, and following such an Acquisition the consolidated financial statements of the Borrower shall be adjusted to reflect the results of such Acquisition during the periods prior to such Acquisition in accordance with generally accepted accounting principles and (ii) any Acquisition which is not permitted to be treated as a pooling transaction shall be treated as an asset purchase, without adjustment for prior periods.

                  (c) Where expressly permitted in this Agreement, the Borrower may elect to use the compliance calculations set forth in Schedule C of a Compliance Certificate to calculate the Applicable Margin or compliance with a financial covenant under this Agreement. In such case the accounting terms, definitions, ratios, and other tests used in making such calculation shall be construed as required by paragraph (a) above except that the consolidated financial results of the Borrower shall be deemed to be the adjusted consolidated financial results of the Borrower set forth in Schedule B of the Compliance Certificate. The Borrower shall prepare Schedule B and C of the Compliance Certificate in accordance with the following provisions:

                           (i) No Acquisition may be included in Schedule B or C of the Compliance Certificate at the request of the Borrower unless the financial reports of the acquired Person or assets from which Schedule B and C are prepared are (A) audited financial reports prepared by an independent certified public accounting firm, or (B) with respect to unaudited financial reports, are approved by the Agent.

                           (ii) If the Acquisition is treated as a pooling transaction, the Borrower shall adjust the pooling accounting treatment of the Acquisition to reflect nonrecurring items (both positive and negative) that are permitted to be adjusted in accordance with the guidelines established by the Securities and Exchange Commission for acquisition accounting for reported acquisitions by public companies or as approved by the Agent.

                           (iii) If the Acquisition is not treated as a pooling transaction, the financial results of the acquired Person or assets shall be added to the applicable financial results of the Borrower in the same manner as if such transaction had been a pooling transaction with such adjustments thereto as are required to reflect nonrecurring items (both positive and negative) that are permitted to be adjusted in accordance with the guidelines established by the Securities and Exchange Commission for such acquisition accounting or as approved by the Agent.

         1.4 Types. The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or the Prime Rate Tranche.

         1.5 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against the Agent or the Banks. Whenever the Borrower has an obligation under this Agreement and the Credit Documents the expense of complying with that obligation shall be an expense of the Borrower unless otherwise specified. Whenever any determination is to be made by the Agent or any Bank, such determination shall be in such Person's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and any other Credit Documents, this Agreement shall control.

ARTICLE 2.        CREDIT FACILITIES.

         2.1      Loan A Facility.

                  (a) Loan A Commitments. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Loan A Advances to the Borrower as such Bank's ratable share of Loan A Borrowings requested by the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Loan A Commitment Termination Date provided that (i) the outstanding principal amount of Loan A Advances made by such Bank plus such Bank's ratable share of the Letter of Credit Exposure shall not exceed such Bank's Loan A Commitment and
(ii) the outstanding principal amount under Loan A after giving effect to any Loan A Borrowing Request pursuant to which such Bank shall make a Loan A Advance plus the Letter of Credit Exposure shall not exceed the Loan A Borrowing Base. Loan A Borrowings must be made in an amount equal to or greater than the applicable Minimum Borrowing Amount and be made in multiples of the Minimum Tranche Amount. Within the limits expressed in this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Loan A Borrowings. The indebtedness of the Borrower to the Banks resulting from the Loan A Advances made by the Banks shall be evidenced by Loan A Notes made by the Borrower.

                  (b) Method of Advancing. Each Loan A Borrowing shall be made pursuant to a Loan A Borrowing Request given by the Borrower to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.7(a) to select the interest rate basis for the Loan A Borrowing. Each Loan A Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower.

                  (c) Prepayment.

                           (i) The Borrower may prepay the outstanding principal
amount of Loan A pursuant to written notice given by the Borrower to the Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of Loan A which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of Loan A comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of Loan A which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of Loan A shall be made in a minimum amount equal to or greater than the applicable Minimum Borrowing Amount, shall not cause any Tranche to be less than the Minimum Tranche Amount, and shall not cause the outstanding principal amount of Loan A to be less than the applicable Minimum Borrowing Amount. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the

Borrower, the Borrower shall prepay Loan A in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of Loan A except as provided in this
Section 2.1(c)(i).

                           (ii) If, at any time, the outstanding principal
amount of Loan A exceeds the Loan A Borrowing Base, the Borrower shall prepay the Agent, for the ratable benefit of the Banks, the amount of such excess.

                           (iii) Each prepayment of principal of any LIBOR
Tranche under the Loan A pursuant to this Section 2.1(c) shall be accompanied by payment of any amounts required to be paid pursuant to Section 2.8 as a result of such prepayment.

                  (d) Repayment. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan A on the Loan A Maturity Date.

         2.2      Letter of Credit Facility.

                  (a) Commitment for Letters of Credit. The Issuing Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit at the request of the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Loan A Commitment Termination Date provided that (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit and (ii) the outstanding principal amount of Loan A plus the Letter of Credit Exposure shall not exceed the aggregate amount of the Loan A Commitments. No Letter of Credit may have an expiration date later than 12 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon no more than 30 days notice prior to each extension period given by the Issuing Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than the Loan A Maturity Date. Each Letter of Credit must be in form and substance acceptable to the Issuing Bank. The indebtedness of the Borrower to the Issuing Bank resulting from Letters of Credit requested by the Borrower shall be evidenced by the Letter of Credit Applications made by the Borrower.

                  (b) Requesting Letters of Credit. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Borrower to the Issuing Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the Borrower. Upon receipt by the Issuing Bank of the Letter of Credit Application or Letter of Credit Application

Amendment, the Issuing Bank shall give prompt notice thereof to the Agent, and the Agent shall promptly inform the Banks of the proposed Letter of Credit or change thereto. Subject to the satisfaction of all applicable conditions precedent, the Issuing Bank shall, by 4:00 p.m. (local time at the Applicable Lending Office of the Agent), on the date requested by the Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary. Upon the date of the issuance, increase, or extension of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit or change thereto. The Issuing Bank shall notify the Agent of each Letter of Credit issued, increased, or extended and the date and amount of each Bank's participation in such Letter of Credit, and the Agent shall in turn notify the Banks.

                  (c) Reimbursements for Letters of Credit. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Borrower agrees to pay to the Issuing Bank on demand fees due with respect to such Letter of Credit as specified in Section 2.6(b)). If the Borrower does not pay upon demand of the Issuing Bank any amount due to the Issuing Bank under any Letter of Credit Application, in addition to any rights the Issuing Bank may have under such Letter of Credit Application, the Issuing Bank may upon written notice to the Agent request the satisfaction of such obligation by the making of a Loan A Borrowing. Concurrently with such notice to the Agent, the Issuing Bank will use reasonable efforts provide like notice to the Borrower, provided that failure to provide such notice to the Borrower at such time shall not invalidate the effectiveness of such request for a Loan A Borrowing. Upon such request, the Borrower shall be deemed to have requested the making of a Loan A Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Issuing Bank. Such Loan A Borrowing shall be comprised of a Prime Rate Tranche. The Agent shall promptly forward notice of such Loan A Borrowing to the Borrower and the Banks, and each Bank shall, in accordance with the procedures of Section 2.1(b), other than limitations on the size of Loan A Borrowings, and notwithstanding the failure of any conditions precedent, make available such Bank's ratable share of such Loan A Borrowing to the Agent, and the Agent shall promptly deliver the proceeds thereof to the Issuing Bank for application to such Bank's share of the obligations under such Letter of Credit. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Issuing Bank to make such requests for Loan A Borrowings on behalf of the Borrower, and the Banks to make Loan A Advances to the Agent for the benefit of the Issuing Bank in satisfaction of such obligations. The Agent and each Bank may record and otherwise treat the making of such Loan A Borrowings as the making of Loan A Borrowings to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Loan A Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default or Event of Default caused by the Borrower's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

                  (d) Obligations Unconditional. The obligations of the Borrower and each Bank under this Agreement and the Letter of Credit Applications to make payments as required to reimburse the Issuing Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, set-off, defense, or other right which the Borrower or any Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower or any Bank in connection with the Letters of Credit or the Borrower's or such Bank's rights under paragraph (e) below.

                  (e) Liability of Issuing Bank. The Issuing Bank shall not be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Issuing Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE); except that the Issuing Bank shall be liable to the Borrower or any Bank to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Bank which the Borrower or such Bank proves were caused by (A) the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, (B) the Issuing Bank's willful failure to make or delay in making lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit or the Issuing Bank's payment of greater than the maximum amount permitted under any Letter of Credit, or (C) the Issuing Bank's negligence in the handling of money.

                  (f)      Letter of Credit Collateral Account.

                           (i) If the Borrower is required to deposit funds in
the Letter of Credit Collateral Account pursuant to Section 6.4, then the Borrower and the Agent shall establish the

Letter of Credit Collateral Account and the Borrower shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Agent and grants the Agent a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

                           (ii) Funds held in the Letter of Credit Collateral
Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Letter of Credit Collateral Account above the Letter of Credit Exposure, during the existence of an Event of Default the Agent y (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral for the Credit Obligations or (B) apply such surplus funds to any Credit Obligations in accordance with Section
6.9. If no Default exists, the Agent shall release to the Borrower at the Borrower's written request any funds held in the Letter of Credit Collateral Account.

                           (iii) Funds held in the Letter of Credit Collateral
Account shall be invested in money market funds of the Agent or in another investment if mutually agreed upon by the Borrower and the Agent, but the Agent shall have no other obligation to make any other investment of the funds therein. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         2.3      Loan B Facility.

                  (a) Commitment for Loan B. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make one Loan B Advance to the Borrower as such Bank's ratable share of the Loan B Borrowing requested by the Borrower on any Business Day during the period from the date of this Agreement until the Loan B Commitment Termination Date provided that the Loan B Advance made by such Bank shall not exceed such Bank's Loan B Commitment. The Loan B Commitment is not revolving and therefore amounts that have been advanced and then prepaid may not be readvanced. The indebtedness of the Borrower to the Banks resulting from the Loan B Advances made by the Banks shall be evidenced by Loan B Notes made by the Borrower.

                  (b) Method of Advancing. The Loan B Borrowing shall be made pursuant to the Loan B Borrowing Request given by the Borrower to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.7(a) to select the interest rate basis for the Loan B

Borrowing. The Loan B Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower.

                  (c) Prepayment.

                           (i) The Borrower may prepay the outstanding principal
amount of Loan B pursuant to written notice given by the Borrower to the Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of Loan B which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of Loan B comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of Loan B which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of Loan B shall be made in a minimum amount equal to or greater than the applicable Minimum Borrowing Amount, shall not cause any Tranche to be less than the Minimum Tranche Amount, and shall not cause the outstanding principal amount of Loan B to be less than the applicable Minimum Borrowing Amount. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay Loan B in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of Loan B except as provided in this
Section 2.3(c)(i).

                           (ii) Each prepayment of principal on a LIBOR Tranche
pursuant to this Section 2.3(c) shall be accompanied by payment of any amounts required to be paid pursuant to Section 2.8 as a result of such prepayment.

                           (iii) Each prepayment of principal pursuant this
Section 2.3(c) shall be applied to the required principal payments on Loan B in the inverse order of maturity.

                  (d) Repayment. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan B at the end of the Loan B Commitment Termination Date in equal principal installments of 1/28th of such amount, beginning with a payment on the last day of the first calendar quarter ending after one year after the Loan B Commitment Termination Date and continuing with payments on the last day of each calendar quarter thereafter until, but not including, the Loan B Maturity Date. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan B on the Loan B Maturity Date.

         2.4      Loan C Facility.

                  (a) Commitment for Loan C. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Loan C Advances to the Borrower as such Bank's ratable share of Loan C Borrowings requested by the Borrower on any Business Day during the period from the date of this Agreement until the Loan C Commitment Termination Date provided that (i) the Acquisition for which the Loan C Borrowing is being made has been approved by the Banks and (ii) the Loan C Advances made by such Bank shall not exceed such Bank's Loan C Commitment. Loan C Borrowings must be made in an amount equal to or greater than the applicable Minimum Borrowing Amount and be made in multiples of the Minimum Tranche Amount. The Loan C Commitment is not revolving and therefore amounts that have been advanced and prepaid may not be readvanced. The indebtedness of the Borrower to the Banks resulting from the Loan C Advances made by the Banks shall be evidenced by Loan C Notes made by the Borrower.

                  (b) Method of Advancing. Loan C Borrowings shall be made pursuant to Loan C Borrowing Requests given by the Borrower to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.7(a) to select the interest rate basis for the Loan C Borrowing. Each Loan C Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower.

                  (c)      Prepayment.

                           (i) The Borrower may prepay the outstanding principal
amount of Loan C pursuant to written notice given by the Borrower to the Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of Loan C which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of Loan C comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of Loan C which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of Loan C shall be made in a minimum amount equal to or greater than the applicable Minimum Borrowing Amount, shall not cause any Tranche to be less than the Minimum Tranche Amount, and shall not cause the outstanding principal amount of Loan C to be less than the applicable Minimum Borrowing Amount. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay Loan C in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of Loan C except as provided in this
Section 2.4(c)(i).

                           (ii) Each prepayment of principal on a LIBOR Tranche
pursuant to this Section 2.4(c) shall be accompanied by payment of any amounts required to be paid pursuant to Section 2.8 as a result of such prepayment.

                           (iii) Each prepayment of principal pursuant this
Section 2.4(c) shall be applied to the required principal payments on Loan C in the inverse order of maturity.

                  (d) Repayment. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan C at the end of the Loan C Commitment Termination Date in equal principal installments of 1/28th of such amount, beginning with a payment on the last day of the first calendar quarter ending after the Loan C Commitment Termination Date and continuing with payments on the last day of each calendar quarter thereafter until, but not including, the Loan C Maturity Date. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan C on the Loan C Maturity Date.

         2.5      Loan D Facility.

                  (a) Commitment for Loan D. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make one Loan D Advance to the Borrower as such Bank's ratable share of the Loan D Borrowing requested by the Borrower on any Business Day during the period from the date of this Agreement until the Loan D Commitment Termination Date provided that the Loan D Advance made by such Bank shall not exceed such Bank's Loan D Commitment. The Loan D Commitment is not revolving and therefore amounts that have been advanced and then prepaid may not be readvanced. The indebtedness of the Borrower to the Banks resulting from the Loan D Advances made by the Banks shall be evidenced by Loan D Notes made by the Borrower.

                  (b) Method of Advancing. The Loan D Borrowing shall be made pursuant to the Loan D Borrowing Request given by the Borrower to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.7(a) to select the interest rate basis for the Loan D Borrowing. The Loan D Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower.

                  (c)      Prepayment.

                           (i) The Borrower may prepay the outstanding principal
amount of Loan D pursuant to written notice given by the Borrower to the Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of Loan D which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of Loan D comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of Loan D which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of Loan D shall be made in a minimum amount equal to or greater than the applicable Minimum Borrowing Amount, shall not cause any Tranche to be less than the Minimum Tranche Amount, and shall not cause the outstanding principal amount of Loan D to be less than the applicable Minimum Borrowing Amount. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay Loan D in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of Loan D except as provided in this Section 2.5(c)(i).

                           (ii) Each prepayment of principal on a LIBOR Tranche
pursuant to this Section 2.5(c) shall be accompanied by payment of any amounts required to be paid pursuant to Section 2.8 as a result of such prepayment.

                           (iii) Each prepayment of principal pursuant this
Section 2.5(c) shall be applied to the required principal payments on Loan D in the inverse order of maturity.

                  (d) Repayment. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan D at the end of the Loan D Commitment Termination Date in equal principal installments of 1/60th of such amount, beginning with a payment on the last day of the first calendar quarter ending after the Loan D Commitment Termination Date and continuing with payments on the last day of each calendar quarter thereafter until, but not including, the Loan D Maturity Date. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Loan D on the Loan D Maturity Date.

         2.6      Fees.

                  (a) Loan A Unused Commitment Fee. The Borrower shall pay to the Agent for the ratable benefit of the Banks an unused commitment fee in an amount equal to 0.25% of the average daily amount by which (i) the aggregate amount of the Loan A Commitments exceeds (ii) the outstanding principal amount of Loan A plus the Letter of Credit Exposure. This unused commitment fee shall be due and payable in arrears on the last day of each calendar quarter and on the Loan A Maturity Date.

                  (b) Fees for Letters of Credit. For each Letter of Credit issued by the Issuing Bank, the Borrower shall pay to the Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Margin for Loan A LIBOR Tranches in effect from time to time per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $500. In addition, for each Letter of Credit issued by the Issuing Bank when there are Banks other than the Agent among the Banks, the Borrower shall pay to the Agent for the benefit of the Issuing Bank a fronting fee equal to 0.125% per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $500. The Borrower shall pay each such letter of credit fee for each Letter of Credit quarterly in arrears within ten days after when billed therefor by the Issuing Bank.

                  (c) Loan B Upfront Commitment Fee. The Borrower shall pay to the Agent for the ratable benefit of the Banks upon the effectiveness of this Agreement a one-time commitment fee payable to the Agent upon the effectiveness of this Agreement in an amount equal to 1.00% of the aggregate amount of Loan B Commitments.

                  (d) Loan C Commitment Fee. The Borrower shall pay to the Agent for the ratable benefit of the Banks at the time of any Loan C Borrowing a commitment fee payable to the Agent on the date of such Loan C Borrowing in an amount equal to 1.00% of such Loan C Borrowing.

         2.7      Interest.

                  (a) Election of Interest Rate Basis. Under the Borrowing Request provided to the Agent in connection with the making of any Borrowing under any Loan, and under each Interest Rate Election Request applicable to such Loan, the Borrower may select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for each such LIBOR Tranche, which will comprise such Borrowing or the Loan, provided that (A) at no time shall there be more than the applicable Maximum Number of Tranches outstanding under any Loan and (B) each Tranche must be in a principal amount equal to or greater than the Minimum Tranche Amount. Such interest rate elections must be provided to the Agent in writing or by telecopy not later than 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of any proposed Borrowing or interest rate election creating any LIBOR Tranche or 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same day of any proposed Borrowing or interest rate election creating only Prime Rate Tranches. The Agent shall promptly forward copies of any Interest Rate Election Request to the Banks. For each LIBOR Tranche, upon determination by the Agent, the Agent shall promptly notify the Borrower and the Banks of the applicable interest rate for such Tranche. Any conversion of an existing LIBOR Tranche prior to the last day of its Interest Period is subject to Section 2.8. At the end of the Interest Period for any LIBOR Tranche, if the Borrower has not selected the next interest rate basis for such LIBOR Tranche pursuant to an Interest Rate Election Request, the Borrower shall be deemed to have selected such Tranche to continue as a LIBOR Tranche with an Interest Period of one month. Each Prime Rate Tranche shall continue as a Prime Rate Tranche unless the Borrower converts such Prime Rate Tranche pursuant to an Interest Rate Election Request.

                  (b) LIBOR Tranches. Each LIBOR Tranche under a Loan shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such LIBOR Tranche plus the Applicable Margin for such LIBOR Tranche in effect from time to time. The

Borrower shall pay to the Agent for the ratable benefit of the Banks all accrued but unpaid interest on each LIBOR Tranche under such Loan on the last day of each calendar quarter and on the maturity date of such Loan.

                  (c) Prime Rate Tranche. Each Prime Rate Tranche under a Loan shall bear interest at a per annum interest rate equal to the Base Rate in effect from time to time plus the Applicable Margin for such Prime Rate Tranche in effect from time to time. The Borrower shall pay to the Agent for the ratable benefit of the Banks all accrued but unpaid interest on the aggregate outstanding principal amount of such Prime Rate Tranche on the last day of each calendar quarter and on the Maturity Date of such Loan.

                  (d)      Default Interest. Notwithstanding paragraphs (b) and
(c) above, and without limiting the rights of the Majority Banks under Section 6.5, interest shall automatically accrue on any overdue principal (including any overdue prepayment of principal) at a rate equal to the applicable Default Rate. The Borrower shall pay to the Agent for the ratable benefit of the Banks all such accrued but unpaid default interest, and any other accrued but unpaid interest on the overdue principal that is outstanding at the time when such default interest is due and payable, on demand of the Majority Banks.

                  (e)      Usury Protection.

                           (i) If, with respect to any Bank and the Borrower,
the effective rate of interest contracted for by such Bank with the Borrower under the Credit Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by such Bank to the Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by such Bank to the Borrower under the Credit Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by the Borrower to such Bank at the stated rates and the amounts which were due by the Borrower to such Bank at the Highest Lawful Rate (the "Lost Interest") has been recaptured by such Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, the interest rates charged by such Bank to the Borrower hereunder shall be retroactively increased such that the effective rate of interest on the loans made by such Bank to the Borrower under the Credit Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

                           (ii) In calculating all sums paid or agreed to be
paid to any Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.

                           (iii)    NOTWITHSTANDING THE FOREGOING OR ANY OTHER
TERM IN THIS AGREEMENT AND THE CREDIT DOCUMENTS TO THE CONTRARY, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration from the Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank to the Borrower or be refunded to the Borrower.

         2.8 Breakage Costs. If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the Agent, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, then the Borrower shall pay to each Bank upon demand any amounts required to compensate such Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are reasonably allocable to such action, including losses, costs, and expenses related to the liquidation or redeployment of funds acquired or designated by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche or related to the reacquisition or redesignation of funds by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche following any liquidation or redeployment of such funds caused by such action. Such Bank need not prove matched funding of any particular funds, and a certificate as to the amount of such loss, cost, or expense detailing the calculation thereof and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

         2.9      Increased Costs.

                  (a) Cost of Funds. If due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of any Bank attributable to committing to make or obtaining funds for the making, funding, or maintaining of such Bank's ratable share of any LIBOR Tranche in the relevant interbank market, then the Borrower shall pay to such Bank upon demand any amounts required to compensate such Bank for such increased costs, such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

                  (b) Capital Adequacy. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of any Bank or its parent or holding company attributable to committing to make or making, funding, or maintaining such Bank's ratable share of any LIBOR Tranche, as such capital requirements are allocated by such Bank, then the Borrower shall pay to such Bank upon demand any amounts required to compensate such Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of such Bank or its parent or holding company), such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amounts detailing the calculation of such amounts and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

         2.10 Illegality. Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank to obtain deposits or other funds for making or funding such Bank's ratable share of any LIBOR Tranche in the relevant interbank market, such Bank shall so notify the Borrower and the Agent and such Bank's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to such Bank shall be converted to the Prime Rate Tranche as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable, with respect to such Bank.

         2.11 Market Failure. Notwithstanding any other provision in this Agreement, if the Agent determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches will not adequately cover the cost to any Bank of making or maintaining such Bank's ratable share of any LIBOR Tranche, then if the Agent so notifies the Borrower, the Agent and the Banks' commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to the Prime Rate Tranche as of the end of each applicable Interest Period, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable, with respect to such Bank.

         2.12     Advancing and Payments Generally.

                  (a) Advancing Procedures. Time is of the essence in this Agreement and the Credit Documents. All advances hereunder shall be made in Dollars. Upon receipt of any Borrowing Request by the Agent, the Agent shall promptly forward notice of the Borrowing to the Banks. Subject to the satisfaction of the applicable conditions precedent, each Bank shall, before 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the date of the requested Borrowing, make available from its Applicable Lending Office to the Agent at the Agent's Applicable Lending Office, in immediately available funds, such Bank's ratable share of such Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Agent of such funds, the Agent shall, by 4:00 p.m. (local time at the Applicable Lending Office of the Agent) on the date requested for such Borrowing, make such Borrowing available to the Borrower in immediately available funds at any account of Borrower which is designated in writing by the Borrower to the Agent.

                  (b) Agent Reliance on Banks in Advancing. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank's ratable share of such Borrowing, the Agent may assume that such Bank has made its ratable share of such Borrowing available to the Agent on the date of such Borrowing in accordance with this Agreement and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of such Borrowing available to the Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to the Borrower by the Agent until the date such amount is paid to the Agent by such Bank at the Federal Funds Rate in effect from time to time, provided that with respect to such Bank if such amount is not paid by such Bank by the end of the second day after the Agent makes such amount available to the Borrower, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Agent. If such Bank shall pay to the Agent such amount and interest as provided above, such amount so paid shall constitute such Bank's Advance as part of such Borrowing for all purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to the Borrower, the Borrower agrees to repay to the Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to the Borrower until the date such amount is repaid to the Agent at the interest rate charged to the Borrower for such Borrowing under the terms of this Agreement. The failure of any Bank to make available its ratable share of any Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of such Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank's obligations hereunder, including any failure to make available any funds as part of any Borrowing.

                  (c) Payment Procedures. Time is of the essence in this Agreement and the Credit Documents. All payment hereunder shall be made in Dollars. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (local time at the Applicable Lending Office of the Agent) on the day when due to the Agent at the Agent's Applicable Lending Office in immediately available funds. All payments by the Borrower hereunder shall be made without any offset, abatement, withholding, deduction, counterclaim, or reduction. Upon receipt of payment from the Borrower of any principal, interest, or fees due to the Banks, the Agent shall promptly after receipt thereof distribute to the Banks their ratable share of such payments for the account of their respective Applicable Lending Offices. If and to the extent that the Agent shall not have so distributed to any Bank its ratable share of such payments, the Agent agrees that it shall pay interest on such amount for each day after the day when such amount is made available to the Agent by the Borrower until the date such amount is paid to such Bank by the Agent at the Federal Funds Rate in effect from time to time, provided that if such amount is not paid by the Agent by the end of the third day after the Borrower makes such amount available to the Agent, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the fourth day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by the Agent upon demand by such Bank. Upon receipt of other amounts due solely to the Agent or a specific Bank, the Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

                  (d) Agent Reliance on Borrower in Payments. Unless the Agent shall have received written notice from the Borrower prior to any date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at an interest rate equal to, the Federal Funds Rate in effect from time to time, provided that with respect to such Bank, if such amount is not repaid by such Bank by the end of the second day after the date of the Agent's demand, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day after the date of the Agent's demand and shall remain at such increased rate thereafter.

                  (e) Sharing of Payments. Each Bank agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) in respect of any obligation of the Borrower to pay principal, interest, fees, or any other obligation incurred under the Credit Documents in a proportion greater than the total amount of such principal, interest, fees, or other obligation then owed and due by the Borrower to such Bank bears to the total amount of principal, interest, fees, or other obligation then owed and due by the Borrower to the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Borrower to such Banks in such amount as shall result in a participation by all of the Banks, in proportion with the Banks' respective pro rata shares, in the aggregate unpaid amount of principal, interest, fees, or any such other obligation, as the case may be, owed by the Borrower to all of the Banks; provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, in proportion with the Banks' respective pro rata shares.

                  (f) Authority to Charge Accounts. The Agent, if and to the extent payment owed to the Agent or any Bank is not made when due, may charge from time to time against any account of the Borrower with the Agent any amount so due. The Agent agrees promptly to notify the Borrower after any such charge and application made by the Agent provided that the failure to give such notice shall not affect the validity of such charge and application.

                  (g) Interest and Fees. Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate (including the Base Rate, when applicable) shall be made on the basis of a 365/366 day year, as the case may be, (ii) all computations of interest based on the Federal Funds Rate (including the Base Rate, when applicable) shall be made on the basis of a 360 day year, (iii) all computations of interest based upon the LIBOR shall be made on the basis of a 360 day year, and (iv) all computations of fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

                  (h) Payment Dates. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Agent or the applicable Bank.

         2.13     Taxes.

                  (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income and franchise taxes imposed on the Agent, any Bank, or the Applicable Lending Office thereof by any jurisdiction in which any such entity is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Agent, any Bank, or the Applicable Lending Office thereof, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Person receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) Other Taxes. The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (other than those which become due as a result of any Bank joining this Agreement as a result of any Assignment and Acceptance, which shall be paid by the Bank which becomes a Bank hereunder as a result of such Assignment and Acceptance).

                  (c) Foreign Bank Withholding Exemption. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Loan A Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from

United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to provide the requisite Internal Revenue Service forms in a timely manner. Each Bank which fails to provide to the Borrower in a timely manner such forms shall reimburse the Borrower upon demand for any penalties paid by the Borrower as a result of any failure of the Borrower to withhold the required amounts that are caused by such Bank's failure to provide the required forms in a timely manner.

ARTICLE 3.        CONDITIONS PRECEDENT.

         3.1 Conditions Precedent to the Initial Loan A Borrowing. The obligation of the Banks to make the initial Loan A Borrowing shall be subject to the following conditions precedent:

                  (a) The Borrower shall have delivered or shall have caused to be delivered the documents and other items listed below (together with any other documents requested by the Agent to document the agreements and intent of the Credit Documents), each in form and with substance satisfactory to the Agent;

                           (i) this Agreement, the Notes, the Guaranty, the Pledge Agreement, and the Security Agreement;

                           (ii) an Opinion Letter from counsel to the Borrower and Certificates of Secretary for the Borrower and its Subsidiaries;

                           (iii) such (A) stock certificates and stock powers in blank, (B) financing statements, lien searches, lien releases, and landlords lien waivers, (C) lien recordings, title policies and endorsements, surveys, environmental site assessments, and appraisals,
         (D) insurance policies and endorsements, and (E) other items as are necessary or desirable to evaluate, create, perfect, prioritize, and insure the Liens purported to be created by the terms of the Security Documents, each duly executed and delivered by the appropriate parties and where applicable ready for filing and recording; and

                           (iv) the Agent shall have received such other documents as they may have requested at any time at or prior to the execution of this Agreement.

                  (b) The Agent and the Banks shall have completed their due diligence, including environmental due diligence, with respect to the Borrower and its Subsidiaries and shall be satisfied with the results thereof.

                  (c) The Agent, the Banks, and their counsel shall have been paid and reimbursed for all fees and expenses due and payable.

         3.2 Conditions Precedent to the Loan B Borrowing. The obligation of the Banks to make the Loan B Borrowing under this Agreement shall be subject to the following conditions precedent on the date of such Borrowing:

                  (a) All conditions precedent to the initial Loan A Borrowing shall be satisfied.

                  (b) The Borrower shall have delivered or shall have caused to be delivered the documents and other items listed below (together with any other documents requested by the Agent to document the agreements and intent of the Credit Documents related to Loan B), each in form and with substance satisfactory to the Agent;

                           (i) amendments and joinders to this Agreement, the Guaranty, the Pledge Agreement, and the Security Agreement and a Mortgage covering all of the real property of Climax and its Subsidiaries (the "Climax Mortgage");

                           (ii) an Opinion Letter from counsel to the Borrower and Certificates of Secretary for the Borrower and its Subsidiaries (including Climax and its Subsidiaries); and

                           (iii) such (A) stock certificates and stock powers in blank, (B) financing statements, lien searches, lien releases, and landlords lien waivers, (C) lien recordings, title policies and endorsements, surveys, environmental site assessments, and appraisals,
         (D) insurance policies and endorsements, and (E) other items as are necessary or desirable to evaluate, create, perfect, prioritize, and insure the Liens purported to be created by the terms of the Security Documents, each duly executed and delivered by the appropriate parties and where applicable ready for filing and recording.

                  (c) The Borrower shall have delivered or shall have caused to be delivered the documents and other items listed below (together with any other documents requested by the Agent to document the Acquisition of Climax), each in form and with substance satisfactory to the Agent;

                           (i) Stock Purchase Agreement dated as of July 3, 1998, among Team, Inc., and R. Leroy and Paula Benham et. al., regarding the purchase of Climax (including exhibits and schedules) ("Climax Acquisition Agreement"); and

                           (ii)  Alsana Acquisition Agreement.

                  (d) The Agent and the Banks shall have completed their due diligence, including environmental due diligence, with respect to the Borrower and its Subsidiaries and shall be satisfied with the results thereof.

                  (e) The Agent, the Banks, and their counsel shall have been paid and reimbursed for all fees and expenses due and payable.

                  (f) The transactions contemplated under the Climax Acquisition Agreement and the Alsana Acquisition Agreement shall have been consummated in accordance with the terms of those agreements without any waiver or amendment not consented to by the Agent in writing.

         3.3 Conditions Precedent to Each Loan C Borrowing. Each Loan C Borrowing is at the discretion of the Banks, and shall be subject to the approval of the Acquisition being funded with the proceeds of the Loan C Borrowing by the Banks and any other conditions which the Banks may determine shall be applicable.

         3.4 Conditions Precedent to the Loan D Borrowing. The obligation of the Banks to make the Loan D Borrowing under this Agreement shall be subject to the following conditions precedent on the date of such Borrowing:

                  (a) All conditions precedent to the initial Loan A Borrowing shall be satisfied.

                  (b) The Borrower shall have delivered or shall have caused to be delivered the documents and other items listed below (together with any other documents requested by the Agent to document the agreements and intent of the Credit Documents related to Loan D), each in form and with substance satisfactory to the Agent:

                           (i)   the Texas Mortgage;

                           (ii) an Opinion Letter from counsel to the Borrower; and

                           (iii) such (A) financing statements, lien searches, lien releases, and landlords lien waivers, (B) lien recordings, title policies and endorsements, surveys, environmental site assessments, and appraisals, (C) insurance policies and endorsements, and (D) other items as are necessary or desirable to evaluate, create, perfect, prioritize, and insure the Liens purported to be created by the terms of the Texas Mortgage, each duly executed and delivered by the appropriate parties and where applicable ready for filing and recording.

                  (c) The Agent, the Banks, and their counsel shall have been paid and reimbursed for all fees and expenses due and payable.

         3.5 Conditions Precedent to Each Borrowing. The obligation of the Banks to make any Borrowing under this Agreement shall be subject to the following conditions precedent on the date of such Borrowing:

                  (a) Representations and Warranties. As of the date of the making of any Borrowing, the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date (and the Borrower's request for the making of any

Borrowing hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date); and

                  (b) Default. As of the date of the making of any Borrowing hereunder, there shall exist no Default or Event of Default, and the making of such Borrowing and the closing of any transactions contemplated with such Borrowing would not cause a Default or Event of Default.

                  (c) Material Adverse Change. No Material Adverse Change shall have occurred since the date of the Financial Statements.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent and each Bank, and with each request for any Borrowing hereunder again represents and warrants to the Agent and each Bank, as follows:

         4.1 Organization. As of the date of this Agreement, each Restricted Entity (a) is duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and (b) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations to the extent that any failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

         4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary corporate action of each Credit Party, and (c) are within each Credit Party's corporate powers.

         4.3 Enforceability. Each Credit Document to which any Credit Party] is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

         4.4 Absence of Conflicts and Approvals. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         4.5 Investment Companies. No Restricted Entity or Affiliate thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.6 Public Utilities. No Restricted Entity or Affiliate thereof is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Restricted Entity or Affiliate thereof is a regulated public utility.

         4.7      Financial Condition.

                  (a) The Borrower has delivered to the Agent the Financial Statements. The Financial Statements present fairly the financial condition of the Borrower as of such date in accordance with generally accepted accounting principles.

                  (b) As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Restricted Entities, except as disclosed therein and adequate reserves for such items have been made in accordance with generally accepted accounting principles. No Material Adverse Change has occurred since the date of the Financial Statements. No Default exists.

         4.8 Condition of Assets. Each Restricted Entity has good and indefeasible title to substantially all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Agent free and clear of all Liens except Permitted Liens. Each Restricted Entity possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Change. The material properties used in the operations of each Restricted Entity are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Restricted Entity have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could reasonably be expected to cause a Material Adverse Change.

         4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against any Restricted Entity at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to cause a Material Adverse Change.

         4.10 Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries except as disclosed in Schedule II. The Borrower has no Subsidiaries which have not been disclosed in writing to the Agent.

         4.11 Laws and Regulations. Each Restricted Entity is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person where the failure to comply with the same could reasonably be expected to cause a Material Adverse Change.

         4.12 Environmental Compliance. Each Restricted Entity has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all related permits necessary for the ownership and operation of any such Person's properties, in each case, where the failure to be in compliance with the same could reasonably be expected to cause a Material Adverse Change. Each Restricted Entity has not received notice of and has not been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which currently threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change. Each Restricted Entity does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person's properties (nor has any such Person's properties been used for those purposes); has never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person's operations and has not contaminated any properties with Hazardous Materials; and does not and has not owned any properties contaminated by any Hazardous Materials, in each case in any manner which could reasonably be expected to cause a Material Adverse Change.

         4.13 ERISA. Each Restricted Entity and each of their respective Commonly Controlled Entities are in compliance with all provisions of ERISA to the extent that the failure to be in compliance could reasonably be expected to cause a Material Adverse Change. No Restricted Entity nor any of their respective Commonly Controlled Entities participates in or during the past five years has participated in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of the Restricted Entities, no Material Reportable Event or Prohibited Transaction has occurred and exists that could reasonably be expected to cause a Material Adverse Change.

         4.14 Taxes. Each Restricted Entity has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Person except for tax payments being contested in good faith, for which adequate reserves have been established and reported in accordance with generally accepted accounting principals, and which could not reasonably be expected to cause a Material Adverse Change. The charges, accruals, and reserves on the books of the Restricted Entities in respect of taxes are adequate in accordance with generally accepted accounting principles.

         4.15 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

         4.16     Year 2000.

                  (a) Except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change, the Borrower (i) has begun analyzing the operations of the Restricted Entities that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips, and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) and (ii) is developing a plan for becoming Year 2000 compliant in a timely manner. The Borrower reasonably believes that the Restricted Entities and their Affiliates will become Year 2000 compliant on a timely basis except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change.

                  (b) The Borrower will promptly notify the Agent in the event the Borrower determines that any computer application which is material to the operations of the Restricted Entities or its Affiliates or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to cause a Material Adverse Change.

ARTICLE 5. COVENANTS. Until the Agent and the Banks receive irrevocable payment of the Credit Obligations and have terminated this Agreement and each other Credit Document, the Borrower shall comply with and cause compliance with the following covenants:

         5.1 Organization. The Borrower shall cause each Restricted Entity to (a) maintain itself as an entity duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and (b) be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification where failure to be so licensed, qualified, or in good standing as required by this clause (b) could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing in this Section 5.1 shall be interpreted to be violated as a result of a transaction permitted by Section 5.9.

         5.2 Reporting. The Borrower shall furnish to the Agent all of the following:

                  (a) Annual Reports. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such fiscal year for the Borrower, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for the Borrower for such fiscal year, setting forth the consolidated financial position and results of the Borrower for such fiscal year and certified, without any qualification or limitation of the scope of the examination of matters relevant to the financial statements, by a nationally recognized certified public accounting firm, (ii) a copy of the internally prepared consolidating financial schedules of the Borrower from which the consolidated financial statements of the Borrower provided to the Agent pursuant to clause (i) were prepared, and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

                  (b) Quarterly Reports. As soon as available and in any event not later than 45 days after the end of each fiscal quarter, (i) a copy of the internally prepared consolidated financial statements of the Borrower for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal quarter and the consolidated statements of income, and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such fiscal quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments), (ii) a copy of the internally prepared consolidating financial schedules of the Borrower from which the consolidated financial statements of Borrower provided to the Agent pursuant to clause (i) were prepared, and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

                  (c) Monthly Reports. As soon as available and in any event not later than 45 days after the end of each month, (i) an accounts receivable aging report in a form satisfactory to the Agent, (ii) an inventory summary report including a breakdown by location in a form satisfactory to the Agent, and (iii) a completed Loan A Borrowing Base Certificate duly certified by a Responsible Officer of the Borrower;

                  (d) Acquisition Information. As soon as available prior to the closing of any Acquisition requiring approval of any Banks, and on or prior to the closing of any Acquisition not requiring such approval, a completed Acquisition Certificate duly certified by a Responsible Officer of the Borrower, which the Agent shall forward to the Banks for any Acquisition requiring approval of any Banks (and prior to the consummation of the Acquisition, the Borrower shall, upon request by the Agent, make available to the Agent at the Borrower's offices in Houston, Texas, the acquisition documents regarding the acquired assets, including schedules reflecting litigation liabilities, environmental liabilities, and other assumed liabilities, and any other information regarding the acquired assets as the Agent may reasonably request);

                  (e) SEC Filings. As soon as available and in any event not later than thirty days after the filing or delivery thereof, copies of all financial statements, reports, and proxy statements which the Borrower shall have sent to its stockholders generally and copies of all regular and periodic reports, if any, which any Restricted Entity shall have filed with the Securities and Exchange Commission;

                  (f) Defaults. Promptly, but in any event within five Business Days after the discovery thereof, a notice of any facts known to a Responsible Officer of any Restricted Entity which constitute a Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such facts and the actions which the Borrower has taken and proposes to take with respect thereto (and the Agent shall, promptly upon receipt from the Borrower of a notice pursuant to this Section 5.2(f) forward a copy of such notice to each Bank);

                  (g) Litigation. Promptly, but in any event within 10 Business Days after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Restricted Entity which, if determined adversely, could reasonably be expected to cause a Material Adverse Change;

                  (h) Material Contingent Liabilities. Promptly, but in any event within 10 Business Days after acquiring knowledge thereof, notice of any contingent liabilities which could reasonably be expected to cause a Material Adverse Change or any contingent liability greater than $500,000;

                  (i) Material Agreement Default. Promptly, but in any event within 10 Business Days after a Responsible Officer obtains knowledge thereof, notice of any breach by any Restricted Entity of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change;

                  (j) Material Changes. Prompt written notice of any other condition or event of which a Responsible Officer of any Restricted Entity has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change; and

                  (k) Other Information. Such other information respecting the business operations or property of any Restricted Entity, financial or otherwise, as the Agent or the Majority Banks may from time to time reasonably request.

         5.3 Inspection. The Borrower shall cause each Restricted Entity to permit the Agent and the Banks to visit and inspect any of the properties of such Restricted Entity, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested, provided that the Borrower is given at least 3 Business Days' advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

         5.4 Use of Proceeds. The proceeds of Loan A Borrowings shall be used by the Borrower for working capital and general corporate purposes, including Acquisitions. The proceeds of the Loan B Borrowing shall be used for the Acquisition of all of the stock of Climax and its Subsidiaries and refinancing Climax's existing Debt. The proceeds of Loan C Borrowings shall be used for Acquisitions approved by the Banks. The proceeds of the Loan D Borrowing shall be used for the refinancing of the Borrower's corporate headquarters and Alvin, Texas manufacturing facility. The Borrower shall not, directly or indirectly, use any part of any such proceeds for any purpose which violates, or is inconsistent with, Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

         5.5 Financial Covenants. The Agent shall determine compliance with the following financial covenants based upon the applicable Schedule of the most recent Compliance Certificate delivered to the Agent pursuant to Section 5.2(a) or 5.2(b).

                  (a) Maximum Debt to EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the ratio of (i) the consolidated Debt of the Borrower as of the end of such fiscal quarter to
(ii) the consolidated EBITDA of the Borrower for the preceding four fiscal quarters then ended, to be greater than the ratio set forth below with respect to the applicable period set forth below:

         Period                                      Maximum Ratio
         ------                                      -------------
         before May 31, 1999                         3.25

         May 31, 1999, through
         May 30, 2000                                3.00

         May 31, 2000, and
         thereafter                                  2.75

To the extent the requirements of Section 1.3(c)(i) are satisfied, the EBITDA of companies acquired by the Borrower within such preceding four quarter period shall be included in the calculation of EBITDA for this paragraph (a) based upon Schedule C of the applicable Compliance Certificate.

                  (b) Minimum Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) the sum of
(A) the consolidated EBITDA of the Borrower for the preceding four fiscal quarters then ended, less (B) the consolidated Cash Tax Cost of the Borrower during such four fiscal quarters, less (C) the consolidated Cash Capital Expenditure Cost of the Borrower during such four fiscal quarters to (ii) the sum of (A) the consolidated interest expense (including interest expense accrued under Capital Leases) of the Borrower during such four fiscal quarters, plus (B) the consolidated required payments of principal and voluntary prepayments of principal (including payments and prepayments under Capital Leases, but excluding voluntary prepayments under Loan A) on the consolidated Debt of the Borrower during such four fiscal quarters, plus (C) the consolidated payments made by the Borrower under the Deferred Compensation Agreements during such four fiscal quarters, to be less than 1.20 to 1.00. Compliance with this paragraph
(b) shall be determined based upon Schedule A of the applicable Compliance Certificate.

                  (c) No Annual Losses. As of the last day of each fiscal year, the Borrower shall not permit the consolidated net income of the Borrower to be less than zero.

         5.6 Debt. The Borrower shall not permit any Restricted Entity to create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt, other than the following Debt ("Permitted Debt"):

                  (a) Debt in the form of the Credit Obligations;

                  (b) Debt in the form of unsecured indebtedness for borrowed money that was outstanding on the date of and is reflected in the Financial Statements and any renewals and extensions thereof that do not increase the outstanding principal amount thereof or increase the interest rate and fees applicable thereto or make the covenants thereunder more restrictive;

                  (c) Debt permitted under Section 5.8 and Debt not otherwise permitted by Section 5.6 or 5.8 in an aggregate outstanding principal amount not to exceed $1,000,000;

                  (d) Debt of Climax under the $404,556 Promissory Note dated May 21, 1998 payable to Alan S. Avis, Jr. and Patricia L. Avis, as community property and the $35,000 Promissory Note dated May 21, 1998 payable to Alan S. Avis, Jr. in an aggregate principal amount not to exceed $439,556;

                  (e) Until the funding of Loan D, Debt of the Borrower payable to Sterling Bank and incurred before the date hereof for the construction and improvement of the Borrower's facility in Alvin, Texas in an amount not to exceed $1,874,000; and

                  (f) the Capital Leases listed on Schedule II.

         5.7 Liens. The Borrower shall not permit any Restricted Entity to create, assume, incur, or suffer to exist any Lien on any of its real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, other than the following Liens (being "Permitted Liens"):

                  (a) Liens securing the Credit Obligations;

                  (b) Liens securing purchase money debt, Capital Leases, and assumed or acquired indebtedness for borrowed money permitted hereunder provided that no such Lien is spread to cover any property not (i) purchased in connection with the incurrence of such Debt, in the case of purchase money debt or (ii) covered by such Lien at the time of the assumption or acquisition of the indebtedness secured thereby, in the case of assumed or acquired indebtedness for borrowed money;

                  (c) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money, the obtaining of advances or credit, or payment of legal judgments and which do not materially detract from the value of any Restricted Entity's assets or materially interfere with any Restricted Entity's business, including such (i) Liens for taxes, assessments, or other governmental charges or levies; (ii) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens in the form of landlords', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business; and (v) contractual landlords' Liens to the extent that they cover only the tangible personal property of the Lessee located at the applicable leased facility and secure only the obligations of the lessee under the applicable lease; and

                  (d) Liens securing the Debt permitted (i) under Section 5.6(e) encumbering the real estate and fixtures financed with such Debt and
         (ii) under Section 5.6(f) encumbering the assets financed with the Capital Leases.

         Notwithstanding the foregoing, Liens which are expressly prohibited under other provisions of the Credit Documents are not Permitted Liens.

         5.8      Other Obligations.

                  (a) The Borrower shall not permit any Restricted Entity to create, incur, assume, or suffer to exist any obligations in respect of unfunded vested benefits under any pension Plan or Deferred Compensation Agreements other than under the Deferred Compensation Agreements as in effect on the date of this Agreement and deferred compensation agreements in substantially the form of the Deferred Compensation Agreements entered into after the date hereof providing for payments by the Borrower and the Restricted Entities not in excess of $500,000 in the aggregate.

                  (b) The Borrower shall not permit any Restricted Entity to create, incur, assume, or suffer to exist any obligations in respect of Derivatives, other than Derivatives used by any Restricted Entity in such Restricted Entity's respective business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Restricted Entity of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature.

         5.9 Corporate Transactions. The Borrower shall not permit any Restricted Entity to (a) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing), (b) convey, sell, lease, assign, transfer, or otherwise dispose of any of its property, businesses, or other assets outside of the ordinary course of business, or (c) make any Acquisition except that:

                  (i) Any Subsidiary of the Borrower may merge, consolidate, or amalgamate into the Borrower or any wholly owned Subsidiary of the Borrower, or convey, sell, lease, assign, transfer, or otherwise dispose of any of its assets to the Borrower or any wholly-owned Subsidiary of the Borrower (and if such disposition transfers all or substantially all of the assets of transferring Subsidiary, such subsidiary may then liquidate, wind up, or dissolve itself); provided that the Borrower or the wholly-owned Subsidiary, as applicable, is the surviving or acquiring entity; and

                  (ii) The Borrower or any Subsidiary of the Borrower may make any Acquisition (by purchase or merger) provided that (A) the Borrower or such Subsidiary of the Borrower is the acquiring or surviving entity, (B) the aggregate of all consideration (other than common stock of the Borrower) paid by the Restricted Entities in connection with any Acquisition made on or after the date of this Agreement does not exceed $1,000,000, (C) the aggregate of all consideration (other than common stock of the Borrower) paid by the Restricted Entities in connection with all Acquisitions during any 12 month period does not exceed $2,500,000, (D) no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default (including any default under Section 5.5 with respect to historical and future proforma financial status and results), and
         (E) the acquired assets are in substantially the same business as the Borrower; provided that to the extent that the Borrower obtains the consent of the Majority Banks to an Acquisition pursuant to subsections
         (B) or (C) above, the consideration paid by the Restricted Entities in connection with such Acquisition shall not be included in any future calculation under subsection (C) above.

         5.10 Distributions. The Borrower shall not (a) declare or pay any dividends; (b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding

(other than open market purchases to satisfy obligations under a stock option plan while no Default is continuing of the Borrower's common stock for any aggregate consideration not to exceed $250,000 in any fiscal year of the Borrower); or make any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of it; (c) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or (d) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

         5.11 Transactions with Affiliates. The Borrower shall not permit any Restricted Entity to enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions (a) between the Borrower and any of its wholly-owned Subsidiaries and between any such wholly-owned Subsidiaries and (b) with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Restricted Entity as the monetary or business consideration which such Restricted Entity would obtain in a comparable arm's length transaction.

         5.12     Insurance.

                  (a) The Borrower shall cause each Restricted Entity to maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Agent in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. Without limiting the foregoing, the Borrower shall maintain insurance coverage for the Restricted Entities equal to or better than, on an item by item basis for each item, the coverage for the Restricted Entities existing on the date of this Agreement. The Borrower shall deliver to the Agent certificates evidencing such policies or copies of such policies at the Agent's request following a reasonable period to obtain such certificates taking into account the jurisdiction where the insurance is maintained.

                  (b) All policies of the Restricted Entities representing property insurance shall name the Agent as mortgagee in a form satisfactory to the Agent. All proceeds of any such property insurance shall be paid directly to the Agent and shall be turned over to the Borrower so long as no Default or Event of Default exists and the amount of such proceeds is less than $500,000, but otherwise such proceeds shall be applied as determined by the Majority Banks. If such application is against outstanding Credit Obligations, then such application shall be made in the priority established in Section 6.9. All policies representing liability insurance of the Restricted Entities shall name the Agent and the Banks as additional named insureds in a form satisfactory to the Agent. All proceeds of such liability insurance coverage for the Agent and the Banks shall be paid as directed by the Agent to indemnify the Agent or the applicable Bank for the liability covered. In the event that the proceeds are paid to any Restricted Entity in violation of the foregoing, the Restricted Entity shall hold the proceeds in trust for the Agent, segregate the proceeds from the other funds of such Restricted Entity, and promptly pay the proceeds to the Agent with any necessary endorsement. The Agent shall have the right, but not the obligation, during the existence of an Event of Default, to make proof of loss under, settle and adjust any claim under, and receive the proceeds under the insurance, and the reasonable expenses incurred by the Agent in the adjustment and collection of such proceeds shall be paid by the Borrower. The Borrower irrevocably appoints the Agent as its attorney in fact to take such actions in its name. If the Agent does not take such actions, the Borrower may take such actions subject to the approval of any final action by the Agent. The Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds.

         5.13 Investments. The Borrower shall not permit any Restricted Entity to make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, other than the following investments ("Permitted Investments"):

                  (a) (i) investments (including investments in the form of loans) in Subsidiaries of the Borrower that are Guarantors and (ii) investments outstanding on the date hereof in Subsidiaries of the Borrower that are not Guarantors and up to $250,000 of additional investments in such Subsidiaries;

                  (b) investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business;

                  (c) investments in commercial paper, bankers' acceptances, loan participation agreements, and other similar investments, in each case, maturing in twelve months or less from the date of issuance and which, at the time of acquisition are rated A-2 or better by Standard & Poor's Ratings Service and P-2 or better by Moody's Investors Services, Inc.;

                  (d) investments in direct obligations of the United States, or investments in any Person which investments are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below or brokerage companies having net worth in excess of $250,000,000;

                  (e) investments in time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $250,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A-2 by Standard & Poor's Ratings Service or Prime-2 by Moody's Investors Services, Inc.;

                  (f) investments in money market funds which invest solely in the types of investments described in paragraphs (c) through (e) above;

                  (g) loans and advances to directors, officers, and employees of the Credit Parties made in the ordinary course of business in an aggregate outstanding amount not to exceed $250,000;

                  (h) a $165,000 loan by the Borrower to Alsana Holdings, LLC under the terms of the Alsana Acquisition Agreement and the purchase by the Borrower for an amount not to exceed $265,830.45 the revolving line of credit maintained by Wells Fargo Bank for Alsana, Inc. under the terms of the Alsana Acquisition Agreement;

                  (i) investments outstanding on the date hereof for Climax's 50.5% interest in a joint venture with Extremeco Pty. Ltd. formed to conduct equipment rental in Queensland, Australia and for Climax Leasing Company, Inc.'s 50% ownership interest in Climax Rental Ventures, LLC, an Oregon limited liability company; and

                  (j) up to $350,000 for a 50% interest in a joint venture to conduct business in China.

In valuing any investments for the purpose of applying the limitations set forth in this Agreement, such investments shall be taken at the original cost thereof (but without reduction for any subsequent appreciation or depreciation thereof) less any amount actually repaid or recovered on account of capital or principal (but without reduction for any offsetting investments made by the investee in the investor). For purposes of this Agreement, at any time when a Person becomes a Subsidiary of the Borrower, all investments of such corporation at such time shall be deemed to have been made by such corporation at such time.

         5.14 Lines of Business. The Borrower shall not permit the Restricted Entities to change the character of their business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to such business as presently and normally conducted.

         5.15 Compliance with Laws. The Borrower shall cause each Restricted Entity to comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons, in each case, where the failure to comply could reasonably be expected to cause a Material Adverse Change.

         5.16 Environmental Compliance. The Borrower shall cause each Restricted Entity to comply with all Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of any such Person's properties, in each case, where the failure to comply could reasonably be expected to cause a Material Adverse Change. The Borrower shall cause each Restricted Entity to promptly disclose to the Agent any notice to or investigation of such

Persons for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which represent liabilities which could reasonably be expected to cause a Material Adverse Change. The Borrower shall not permit any Restricted Entity to create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person's properties; release any Hazardous Materials into the environment in connection with any such Person's operations or contaminate any properties with Hazardous Materials; or own properties contaminated by any Hazardous Materials, in each case in any manner that could reasonably be expected to cause a Material Adverse Change.

         5.17 ERISA Compliance. The Borrower shall cause each Restricted Entity to (i) comply in all material respects with all applicable provisions of ERISA and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans, in each case, where the failure to do so could reasonably be expected to cause a Material Adverse Change and (ii) not create or participate in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA.

         5.18 Payment of Certain Claims. The Borrower shall cause each Restricted Entity to pay and discharge, before the same shall become delinquent,
(a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments being contested in good faith for which adequate reserves have been established and reported in accordance with generally accepted accounting principals which could not reasonably be expected to cause a Material Adverse Change and (b) all rent, trade payables and current operating liabilities, unless the same are less than 90 days past due or are being contested in good faith, have adequate reserves established and reported in accordance with general accepted accounting principals, and could not reasonably be expected to cause a Material Adverse Change.

         5.19     Subsidiaries.

                  (a) Except as permitted under paragraph (b) below, upon the formation or acquisition of any Subsidiary, the Borrower shall and shall cause such Subsidiary to execute and deliver to the Agent such guaranties, pledge agreements, security agreements, mortgages, financing statements, and other documents and agreements as are requested by the Agent to provide the Agent with an enforceable claim against the Borrower and each of its Subsidiaries for the payment of the Credit Obligations and a first priority Lien, subject only to Permitted Liens, on all of the assets of the Borrower and each of its Subsidiaries securing the Credit Obligations, in each case on the same terms as the existing Credit Documents (including the execution and delivery of a Joinder Agreement in substantially the form of Exhibit F for the purpose of joining such Subsidiary as a party to the Guaranty, the Pledge Agreement, and the Security Agreement). In connection therewith, the Borrower shall provide corporate documentation and opinion letters reasonably satisfactory to the Agent reflecting the corporate status of such new Subsidiary and status of such agreements on the same terms as prior opinions received by the Agent in connection with the Credit Documents.

                  (b) Notwithstanding paragraph (a) above, the Borrower may exempt one or more of its Subsidiaries which have not yet executed any Credit Documents from the requirements of paragraph (a) so long as such exempt Subsidiaries (the "Exempt Subsidiaries") satisfy the following requirements: (i) the consolidated assets of the Exempt Subsidiaries at any time do not exceed 10% of the consolidated assets of the Borrower at such time and (ii) the consolidated revenues of the Exempt Subsidiaries for any fiscal quarter of the Borrower do not exceed 10% of the consolidated EBITDA of the Borrower for such fiscal quarter. At any time any of the foregoing requirements set forth in clauses (i) or (ii) are no longer satisfied, then the Borrower shall cause some or all of the Exempt Subsidiaries to promptly comply with the requirements of paragraph (a) to the extent necessary to maintain the requirements for exemption for the remaining Exempt Subsidiaries.

ARTICLE 6.        DEFAULT AND REMEDIES.

         6.1 Events of Default. Each of the following shall be an "Event of Default" for the purposes of this Agreement and for each of the Credit
Documents:

                  (a) Payment Failure. The Borrower (i) fails to pay when due any principal amounts due under this Agreement or any other Credit Document or
(ii) fails to pay when due any interest, fees, reimbursements, indemnifications, or other amounts due under this Agreement or any other Credit Document and such failure has not been cured within five Business Days;

                  (b) False Representation. Any written representation or warranty made by any Credit Party or any Responsible Officer thereof in this Agreement or in any other Credit Document proves to have been false or erroneous in any material respect at the time it was made or deemed made;

                  (c) Breach of Covenant. (i) Any breach by the Borrower of any of the covenants contained in Sections 5.1(a) (with respect to the Borrower), 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.13, or 5.19 of this Agreement or
(ii) any breach by any Credit Party of any other covenants contained in this Agreement or any other Credit Document and such breach is not cured within 30 days following the earlier of knowledge of such breach by a Responsible Officer of such Credit Party or the Borrower's receipt of written notice thereof from the Agent;

                  (d) Security Documents. Any Security Document shall at any time and for any reason (other than one within the reasonable control of any Bank) cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any party thereto;

                  (e) Guaranty. Any Guaranty shall at any time and for any reason cease to be in full force and effect with respect to any Guarantor (except as permitted under Section 5.9 hereof) or shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation thereunder;

                  (f) Material Debt Default. (i) Any principal, interest, fees, or other amounts due on any Debt of any Restricted Entity (other than the Credit Obligations) is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $500,000; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any such Person (other than the Credit Obligations) the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and such event or condition shall not be cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $500,000; or
(iii) any Debt of any such Person shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of such Persons so accelerated exceeds $500,000;

                  (g) Bankruptcy and Insolvency. (i) there shall have been filed against any Restricted Entity or any such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief
(A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any such Person consents to or files any petition or other request for relief of the type described in clause
(i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay such Person's debts as they become due (the occurrence of any Event of Default under clause (i) or (ii) of this paragraph being a "Bankruptcy Event of Default");

                  (h) Adverse Judgment. The aggregate outstanding amount of judgments against the Restricted Parties not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $500,000; or

                  (i) Change of Control. There shall occur any Change of Control.

         6.2 Termination of Commitments. Upon the occurrence of any Bankruptcy Event of Default, all of the commitments of the Agent and the Banks hereunder shall terminate. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks declare by written notice to the Borrower all of the commitments of the Agent and the Banks hereunder terminated, whereupon the same shall immediately terminate.

         6.3 Acceleration of Credit Obligations. Upon the occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks declare by written notice to the Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable. In connection with the foregoing, except for the notice provided for above in this
Article VI, the Borrower waives notice of any Default or Event of Default, grace, notice of intent to accelerate, notice of acceleration, presentment, demand, notice of nonpayment, protest, and all other notices.

         6.4 Cash Collateralization of Letters of Credit. Upon the occurrence of any Bankruptcy Event of Default, the Borrower shall pay to the Agent an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(f). During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks require by written notice to the Borrower that the Borrower pay to the Agent an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(f), whereupon the Borrower shall pay to the Agent such amount for such purpose.

         6.5 Default Interest. During the existence of an Event of Default, the Majority Banks may declare by written notice to the Borrower that the Credit Obligations (including the outstanding principal amount of the Loans and, to the fullest extent permitted by law, all accrued but unpaid interest thereon and all other Credit Obligations) shall bear interest beginning on the date of occurrence of such Event of Default, until paid in full, at the applicable Default Rate, payable upon demand by the Agent.

         6.6 Right of Setoff. During the existence of an Event of Default, the Agent and each Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Agent or such Bank to the Borrower against any and all of the obligations of the Borrower under this Agreement and the Credit Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or the Credit Documents and although such obligations may be contingent and unmatured. The Agent and each Bank, as the case may be, agrees promptly to notify the Borrower after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application.

         6.7 Actions Under Credit Documents. During the existence of an Event of Default, the Agent shall at the request of the Majority Banks take any and all actions permitted under the other Credit Documents, including the Guaranty and the Security Documents.

         6.8 Remedies Cumulative. No right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

         6.9 Application of Payments. Prior to any payment default upon any maturity date or any acceleration of the Credit Obligations, all payments made on the Credit Obligations hereunder shall be applied to the Credit Obligations as directed by the Borrower, subject to the rules regarding the application of payments to certain Credit Obligations provided for hereunder and in the Credit Documents. Following any payment default upon any maturity date or any acceleration of the Credit Obligations, all payments and collections shall be applied to the Credit Obligations in the following order:

                  First, to the payment of the costs, expenses, reimbursements, and indemnifications of the Agent that are due and payable under the Credit Documents;

                  Then, ratably to the payment of the costs, expenses, reimbursements, and indemnifications of the Banks that are due and payable under the Credit Documents;

                  Then, ratably to the payment of all accrued but unpaid interest and fees and obligations under Interest Hedge Agreements due and payable under the Credit Documents;

                  Then, ratably to the payment of all outstanding principal due and payable under the Credit Documents;

                  Then, ratably to the payment of any other amounts due and owing with respect to the Credit Obligations; and

                  Finally, any surplus held by the Agent and remaining after payment in full of all the Credit Obligations and reserve for Credit Obligations not yet due and payable shall be promptly paid over to the Borrower or to whomever may be lawfully entitled to receive such surplus. All applications shall be distributed in accordance with Section 2.12(a).

ARTICLE 7.   THE AGENT

         7.1 Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. Statements under the Credit Documents that the Agent may take certain actions, without further qualification, means that the Agent may take such actions with or without the consent of the Banks or the Majority Banks, but where the Credit Documents expressly require the determination of the Banks or the Majority Banks, the Agent shall not take any such action without the prior written consent thereof. As to any matters not expressly provided for by this Agreement or any other Credit Document (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

         7.2 Reliance, Etc. Neither the Agent nor any of its Related Parties (for the purposes of this Section 7.2, collectively, the "Indemnified Parties") shall be liable for any action taken or omitted to be taken by any Indemnified Party under or in connection with this Agreement or the other Credit Documents, INCLUDING ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, except for any Indemnified Party's gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Credit Document on the part of the Credit Parties or to inspect the property (including the books and records) of the Credit Parties; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

         7.3 Affiliates. With respect to its Commitments, the Advances made by it, and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

         7.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         7.5 Expenses. To the extent not paid by the Borrower, each Bank severally agrees to pay to the Agent on demand such Bank's ratable share of the following: (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement and the Credit Documents, and (b) all out-of-pocket costs and expenses of the Agent in connection with the preservation or enforcement of the rights of the Agent and the Banks under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.6 Indemnification. To the extent not reimbursed by the Borrower, each Bank severally agrees to protect, defend, indemnify, and hold harmless the Agent and each of its Related Parties (for the purposes of this Section 7.6, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.7 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent with the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Banks with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks and the Borrower, appoint a successor Agent, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from any duties and obligations under this Agreement and the other Credit Documents after such acceptance. After any Agent's resignation or removal hereunder as Agent, the provisions of this Article 7 shall inure to such Person's benefit as to any actions taken or omitted to be taken by such Person while such Person was Agent under this Agreement and the other Credit Documents.

ARTICLE 8.   MISCELLANEOUS.

         8.1 Expenses. The Borrower shall pay on demand of the applicable party specified herein (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Agent, and
(b) all out-of-pocket costs and expenses of the Agent and each Bank in connection with the preservation or enforcement of their respective rights under this Agreement and the other Credit

Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent, and each Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         8.2 Indemnification. The Borrower agrees to protect, defend, indemnify, and hold harmless the Agent, each Bank, and each of their respective Related Parties (for the purposes of this Section 8.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         8.3 Modifications, Waivers, and Consents. No modification or waiver of any provision of this Agreement or the Notes, nor any consent required under this Agreement or the Notes, shall be effective unless the same shall be in writing and signed by the Agent and Majority Banks and the Borrower, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no modification, waiver, or consent shall, unless in writing and signed by the Agent, all the Banks, and the Borrower do any of the following: (a) increase any Commitment of any Bank, (b) forgive or reduce any amount or rate of any principal, interest, or fees payable under the Credit Documents, or postpone or extend any time for payment thereof, (c) release the Guaranty or all or substantially all collateral securing the Credit Obligations (except as otherwise permitted or required herein), or (d) change the percentage of Banks required to take any action under this Agreement, the Notes, or the Security Documents, including any amendment of the definition of "Majority Banks" or this
Section 8.3. No modification, waiver, or consent shall, unless in writing and signed by the Agent affect the rights or obligations of the Agent under the Credit Documents. The Agent shall not modify or waive or grant any consent under any other Credit Document of such action would be prohibited under this Section
8.3 with respect to the Credit Agreement or the Notes.


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


         8.4 Survival of Agreements. All representations, warranties, and covenants of the Borrower in this Agreement and the Credit Documents shall survive the execution of this Agreement and the Credit Documents and any other document or agreement.

         8.5 Assignment and Participation. This Agreement and the Credit Documents shall bind and inure to the benefit of the Borrower and its successors and assigns and the Agent and the Banks and their respective successors and assigns. The Borrower may not assign its rights or delegate its duties under this Agreement or any Credit Document.

                  (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations with respect to this Agreement (including the Advances owing to it, the Notes held by it, and its Commitments); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) assignments of Commitments shall be made in minimum amounts of $5,000,000 and be made in integral multiples of $1,000,000 and the assigning Bank, if it retains any Commitments, shall maintain at least $5,000,000 of such Commitments, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than an Eligible Assignee of the Agent) shall pay to the Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                  (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Acceptance, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the assignor



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


makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) the assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) the assignee shall, independently and without reliance upon the Agent, the assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) the assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) the assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                  (c) The Register. The Agent shall maintain at its address referred to in Section 8.6 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments and Notes of each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by the assignor thereunder and the assignee thereunder, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed in the appropriate form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes new Notes in the appropriate amounts to the order of the assignee and, if the assignor has retained any rights and obligations hereunder, new Notes in the appropriate amounts to the order of the assignor. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall be in the appropriate form.

                  (e) Participation. Each Bank may sell participation to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including the

Advances owing to it, the Notes held by it, and its Commitments); provided, however, that (i) such Bank's obligations under this Agreement (including its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any Commitments and Notes for all purposes of this Agreement, (iv) the Borrower, the Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement except for those that require approval of all of the Banks under
Section 8.3. The Borrower hereby agrees that participants shall have the same rights under Sections 2.8, 2.9, 2.10, 2.12, 2.13, and 8.2 as a Bank to the extent of their respective participation.

         (f) Assignments or Pledges to Federal Reserve Banks. In addition to the foregoing rights of assignment and participation, any Bank may assign or pledge any portion of its rights under this Agreement (including the Advances owed to such Bank) to any Federal Reserve Bank in accordance with applicable law without notice to or the consent of the Borrower or the Agent, provided that (i) such Bank shall not be relieved of its obligations under this Agreement as a result thereof and (ii) in no event shall the Federal Reserve Bank be entitled to direct the actions of the pledging or assigning Bank under this Agreement.

         8.6 Notice. All notices and other communications under this Agreement and the Notes shall be in writing and mailed by certified mail (return receipt requested), telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied or telexed notices shall be effective when transmission is completed or confirmed by telex answerback. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to the Agent pursuant to Article 2 or 7 shall not be effective until received by the Agent.

         8.7 Choice of Law. This Agreement and the Notes have been prepared, are being executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of the State of Texas and the applicable federal laws of the United States shall govern the validity, construction, enforcement, and interpretation of this Agreement and the Notes; provided however, Chapter 346 of the Texas Finance Code does not apply to this Agreement or the Notes. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

         8.8      Arbitration.

                  (a) Any controversy or claim between or among the parties hereto, including those arising out of or relating to this Agreement or the Credit Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), and the "special rules" set forth in paragraph (b) below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement or any of the Credit Documents applies in any court having jurisdiction over such action.

                  (b) The arbitration shall be conducted in Houston, Texas, and administered by JAMS, who shall appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association shall serve. All arbitration hearings shall be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only be permitted to extend the commencement of such hearing for up to an additional 60 days and only after showing cause. The payment of costs and fees associated with the arbitration shall be allocated between the parties by the arbitrator.

                  (c) Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement or the Credit Documents; or (ii) be a waiver by the Agent or any Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Agent or any Bank hereto (A) to exercise self help remedies such as setoff, or (B) to take action to enforce rights under any security or support for the Credit Obligations, including foreclosing on collateral and making claims under guaranties, to the extent permitted under the Credit Documents, or (C) to obtain from a court provisional or ancillary remedies such as injunctive relief, writ of possession, or the appointment of a receiver. The Agent and any Bank may, to the extent permitted under the Credit Documents, exercise such self help rights, enforce rights related to security or support, or obtain such provisional or ancillary remedies before, during, or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         8.9 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

         8.10 No Further Agreements. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


         EXECUTED as of the date first above written.


                                   BORROWER:

                                   TEAM, INC.


                                   By: /s/ TED W. OWEN
                                      --------------------------------------
                                         Ted W. Owen
                                         Vice President and CFO


                                   AGENT:

                                   NATIONSBANK, N.A., as Agent


                                   By: /s/ ERIC E. ENSMANN
                                      --------------------------------------
                                         Eric E. Ensmann
                                         Assistant Vice President

                                   BANKS:

                                   NATIONSBANK, N.A.


                                   By: /s/ ERIC E. ENSMANN
                                      ---------------------------------
                                            Eric E. Ensmann
                                            Assistant Vice President

                                   Loan A Commitment:             $12,500,000
                                   Loan B Commitment:             $ 4,500,000
                                   Loan C Commitment:             $ 5,000,000
                                   Loan D Commitment:             $ 2,000,000












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